                          OFFER TO PURCHASE FOR CASH
              UP TO 49% OF THE OUTSTANDING SHARES OF COMMON STOCK
                                      OF

                              COMSAT CORPORATION

                                      AT
                         $45.50 NET PER SHARE IN CASH
                                      BY

                                 REGULUS, LLC

                           A WHOLLY-OWNED SUBSIDIARY
                                      OF

                          LOCKHEED MARTIN CORPORATION


 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 24, 1998, UNLESS THE OFFER IS EXTENDED.


To Our Clients:

  Enclosed for your consideration is an Offer to Purchase, dated September 25, 1998 (the "Offer to Purchase"), and a related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer") relating to the offer by Regulus, LLC, a single member Delaware limited liability company (the "Purchaser") and a wholly-owned subsidiary of Lockheed Martin Corporation, a Maryland corporation ("Parent"), to purchase up to 49% (less certain adjustments) of the outstanding shares of common stock, without par value (the "Shares"), of COMSAT Corporation, a District of Columbia corporation (the "Company"), at a price of $45.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal. Also enclosed is the letter to shareholders of the Company from the Chairman of the Board of Directors of the Company and the President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

  WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

  Accordingly, we request instructions as to whether you wish to have us tender, on your behalf, any or all Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

  Please note the following:

    1. The tender price is $45.50 per Share, net to you in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

    2. The Board of Directors of the Company has by a unanimous vote (excluding directors who either were absent or recused themselves) approved the Offer, the Merger (as defined below) and the Merger Agreement (as defined below) and determined that the terms of each of the Offer, the Merger and the Merger Agreement are consistent with, and in furtherance of the long-term business strategy of the Company and are fair to the shareholders of the Company, and recommends that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer.

    3. The Offer is being made for less than all of the outstanding Shares.

    4. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 18, 1998 (the "Merger Agreement"), by and among Parent, Deneb Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Acquisition Sub"), and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by the Purchaser and further provides that, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, (i) if the certain conditions relating to the tax treatment of the Merger and the receipt of certain govermental approvals (as outlined in Section 12 of the Offer to Purchase) have been satisfied, the Company will be merged with and into Acquisition Sub (the "Forward Merger"), with Acquisition Sub surviving the Forward Merger as a wholly-owned subsidiary of Parent or (ii) if such conditions have not been satisfied, Acquisition Sub will be merged with and into the Company (the "Reverse Merger" and, alternatively with the Forward Merger, the "Merger"), with the Company surviving the Reverse Merger as a wholly-owned subsidiary of Parent.

    In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than shares of Company Common Stock held in the treasury of the Company, held by the Purchaser, held by Parent, if any, and Dissenting Shares (as defined in the Merger Agreement), if any) will be converted into the right to receive 0.5 shares of common stock, par value $1.00 per share, of Parent (the "Parent Common Stock"), subject to adjustment as provided in the Merger Agreement (the "Merger Consideration").

    5. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least one-third (1/3) of the outstanding Shares, (ii) the termination or expiration of any waiting period under the Antitrust Laws (as defined in the Offer to Purchase) applicable to the purchase of Shares pursuant to the Offer and the receipt of all consents or approvals required under the Antitrust Laws, (iii) the approval of the Merger and the Merger Agreement by the shareholders of the Company pursuant to Section 29-367 of the District of Columbia Business Corporation Act, (iv) the receipt by Parent and the Purchaser of all approvals of the Federal Communications Commission necessary for them to consummate the Carrier Acquisition (as defined in the Offer to Purchase),
  (v) the consummation of the Carrier Acquisition, and (vi) the receipt by the Purchaser of an approval by the FCC to become an Authorized Carrier (as defined in the Offer to Purchase) and to acquire the maximum number of Shares to be purchased pursuant to the Offer.

    6. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

    7. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, November 24, 1998, unless the Offer is extended in accordance with the terms of the Merger Agreement.

  If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

  For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment, and thereby purchased, tendered Shares, if, as and when the Purchaser gives oral or written notice to First Chicago Trust Company of New York (the "Depositary") of the Purchaser's acceptance of such Shares for payment. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Share Certificates (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares) into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time

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

depending upon when certificates for or Book Entry Confirmations into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where securities, blue-sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Bear, Stearns & Co. Inc., the Dealer Manager for the Offer, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

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

              INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
         FOR CASH UP TO 49% OF THE OUTSTANDING SHARES OF COMMON STOCK
                                      OF

                              COMSAT CORPORATION

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 25, 1998, and the related Letter of Transmittal in connection with the offer by Regulus, LLC, a single member Delaware limited liability company (the "Purchaser") and a wholly-owned subsidiary of Lockheed Martin Corporation, a Maryland corporation, to purchase up to 49% (less certain adjustments) of the outstanding shares of common stock, without par value (the "Shares"), of COMSAT Corporation, a District of Columbia corporation.

  This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to Be Tendered: _______________________________________ Date:

SIGN HERE

Signature(s) __________________________________________________________________

Print Name(s) _________________________________________________________________

Print Address(es) _____________________________________________________________

Area Code and Telephone Number ________________________________________________

Telephone Number(s) ___________________________________________________________

Taxpayer Identification or
Social Security Number(s) _____________________________________________________

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